Exhibit 99



                        MASS MEGAWATTS WIND POWER, INC.
                             SUBSCRIPTION AGREEMENT


Mass Megawatts Wind Power, Inc.
Attn: Jonathan Ricker, President
11 Maple Ave, Shrewsbury, MA 01545

Gentlemen:

     1.   Subscription.

     (a) Pursuant to the terms of the offer made by Mass Megawatts Wind Power, Inc. (the "Company") agrees to purchase _____________ shares of the Company's common stock ("Shares") and has enclosed herewith a check in payment for the total subscription purchase price of $________________________ (i.e., $____x the number of shares).

     (b) The Shares, when issued, should be registered on the Company's books as follows:

Name(s) of holder:       _____________________________________________

Registered Address:      _____________________________________________

Social Security number   _____________________________________________

     2.   Acknowledgements  and  Agreements  of  the  Investor

          The Investor acknowledges and agrees that the Investor is not entitled to cancel, terminate or revoke this subscription or any agreements of the Investor hereunder, except as otherwise expressly set forth herein, and such subscription shall survive the death or disability of the Investor.

     3.   Representations  and  Warranties  of  Investor.
The Investor makes the following representations, declarations and warranties with the intent that they may be relied upon in determining the Investor's suitability as a purchaser of the Shares. In order to induce the Company to accept this subscription, the Investor hereby represents and warrants to, and covenants with, the Company as follows:

               (i) The Investor has received and carefully reviewed the Prospectus;

               (ii) The Investor has such knowledge and expertise in financial and business matters that the Investor is capable of evaluating the merits and risks involved in an investment in the Shares;

               (iii) The Investor maintains a residence or place of business at the addresses shown on the agreement.

               (iv) the Investor is aware and acknowledges that: (A) an investment in the Shares involve significant risk and (B) an investment in the Shares is subject to risks of investing in start-up businesses.

               (v) The Investor understands that the Company has determined that there is no assurance of a secondary market for its Common Stock. The Investor has no need for liquidity in his investment in the Shares. The Investor acknowledges that he may be required to bear the economic risk of this investment for an indefinite period of time.


          IN WITNESS WHEREOF, and intending to be legally bound hereby, the Investor has executed this Subscription Agreement for Shares of Mass Megawatts Wind Power, Inc. this ________ day of _____________________, 2004.



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Investor's Name (Please Print)         Signature  of  Investor


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Co-Investor (if applicable)            Signature of Co-Investor ( if applicable)


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